Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

VITAMIN SHOPPE INDUSTRIES INC.

(under Section 807 of the Business Corporation Law

of the State of New York)

The undersigned, being, respectively, the Chairman and the Secretary of Vitamin Shoppe Industries Inc., in accordance with Section 807 of the Business Corporation Law of the State of New York, do hereby certify and set forth:

1. The Certificate of Incorporation, as heretofore amended, is hereby restated to set forth its entire text, as amended, as follows:

FIRST: The name of the corporation is Vitamin Shoppe Industries Inc. (the “Corporation”).

SECOND: The Corporation is formed to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body.

To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this certificate of incorporation or in the laws of the State of New York.

THIRD: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, with a par value of $0.01 per share.

FOURTH: The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State should mail a copy of any process against the Corporation served upon said Secretary of State is: c/o Corporation Service Company, 80 State Street, Albany, NY 12207-2543.

FIFTH: The offices of the Corporation in the State of New York shall be located in the County of New York.

SIXTH: The Corporation shall have the power to indemnify its officers and directors to the maximum extent permitted by law.

SEVENTH: The Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.